Exhibit 10.30.1

Agreement on Investment and Construction of Industrial Land in Ningbo

Party A: Management Committee of Ningbo Wangchun Industrial Park ("Party A")

Party B: GLOBAL Technology Inc. ("Party B")

WHEREAS, in accordance with the regulations and requirements set forth in the Property, Contract, Land Administration, and other applicable Laws of the People's Republic of China, and in the Notice on Further Promote Economic and Intensive Land Use (file No.129〔2011〕 issued by the Ningbo government), in the spirits of equality, free will, integrity, and economic and intensive land use, Party A and Party B hereto agree as follows:

Section I Introduction

1. Project Name: Land V-03-1 of Ningbo Wangchun Industrial Park.

2. Construction Site Location: Ningbo Wangchun Industrial Park, as indicated on the Red-Lined Site Plan.

3. Budget: the aggregate investment shall be RMB 361.5 million or above, and the investment intensity shall be RMB  15 thousand/square meters or above.

4. Profits: in the Developmental Period (3 years), the average annual production value shall not be less than RMB 5 million/mu, with an average annual revenue of 0.7 million/mu or above; and in the Profitable Period (3 years), the average annual production value shall not be less than 10 million/mu, with an average annual revenue of 1.5 million/mu or above.

Note: the Developmental Period shall be defined as the first 3 years, and the Profitable Period is the 4th - 6th year, upon completion and acceptance of the project.

Section II Use and Management of the Industrial Land

1. The land shall be an area of 24100 square meters, with a plot ratio of 1.5≤R≤2.3, a building density of ≤50%, a greening rate of ≤20%, and subject to any other prerequisites set forth in the Project Requirements and Contract for the

Assignment of the Right to Use State-owned Construction Land.

2. Nature and term of the land use: the project shall make use of the land as industrial land, for the industry of design and manufacture of optical fiber/cable based communication devices, during a period of 50 years.

3. Party B shall give Party A the deposit of RMB 100 thousand/mu in a lump sum for kick-off insurance within 10 days of signing of this agreement. No part of deposit shall be deducted from the assignment fee, Party B shall request for refund by a proof of starting construction, and Party A shall return the deposit in full within 15 days of receiving the request. If Party B fails to start construction in 2 years of obtaining the use rights of the Land, the deposit becomes non-refundable.

4. Construction Management of the Project Land

(1) Party B shall be liable for completing the project planning and design scheme (including a floor plan, an aerial view, and a rendered elevation of the main building) and construction plan within 100 days of winning the bid for the land, and send a copy to the Planning Department and Party A respectively for reviewing.

(2) The project shall be in compliance with all terms and conditions specified by the Planning Department.

(3) Party B shall commence and complete the project within the period set forth in the Contract for the Assignment of the Right to Use State-owned Construction Land. In case that commencing or completion of the project is not feasible, Party B shall send a time extension request to Party A and the assigner, and postpone the commencing or/and completion date with the consent of Party A and the assigner, but the time extension shall be within 1 year.

(4) If Party B fails to achieve the expected annual production value of 10 million/mu or annual revenue of 1.5 million/mu in the Profitable Period, Party B then become ineligible for any incentive or supportive policies of Haishu District, and shall pay to Party A for liquidated damages of RMB 350 thousand/mu.

(5) In case that Party B needs to lease, transfer or contribute the project land for shares, such lease, transfer or contribution for shares must be approved by Party A and the Haishu District government. Otherwise, Party A has the right to cease supplying electricity, water and other resources, and report the case to relevant authority for further actions.

Section III Rights and Obligations of Both Parties

(Part A) Rights and Obligations of Party A

1. After Party B signing the Contract for the Assignment of the Right to Use State-owned Construction Land and paying assignment fee and other applicable fees, Party A shall assist Party B in obtaining local government's certificate of compliance.

2. Party A shall be liable for offer one-stop high quality service for the project, to enable Party B to bring out a smooth construction, and assist Party B in getting through any industry and commerce, tax registration, planning, environmental protection, and housing construction related approval procedures, where Party B shall be liable for preparing fundamental application documents and fees.

3. Party A shall coordinate the setting-up of temporary water and electricity supply and pipe networks to the red line of the site, Party B shall assume any other wiring expenses.

4. In accordance with the power system planning  of industrial  park and Party B's need of electricity, Party A has the right to request Party B build houses for ring network stations, which Party B must comply and assume corresponding construction fees.

(Part B) Rights and Obligations of Party B

1. Party B shall arrange the construction in strict accordance with the scheme approved by the Planning Department, and commence, complete and put the project into production, ensuring building quality and assuming applicable expenses.

2. Party B shall strictly abide by applicable PROC laws and regulations regarding environmental protection, work safety and other aspects.

3. During the construction, Party B shall submit monthly investment report to Party A, stating the actual progress of investment in the project.

4. Party B shall be responsible for the road, water supply and drainage, greening and other private facilities inside the red line, and the drainage system shall be in compliance with national standard.

5. All pipes and wires that Party A sets up for public utilities shall be allowed to go in, out, through or over the project land with Party B's consent.

Section IV Liabilities for Breach of Contract

1. Party A shall be liable for any failures of starting construction resulting from Party A, and with the consent of assigner, allow Party B to postpone the commencing, completion and putting the project into production.

2. In case that Party B fails to start construction by the date specified in this agreement or otherwise agreed to, Party B shall be payable to the assigner for liquidated damages of 1‰ of the total assignment fee of Contract for the Assignment of the Right to Use State-owned Construction Land for each day overdue, and the assigner shall have the right to request Party B for fulfillment of this agreement.

3. If the aggregate investment or investment intensity turns out to be below the standards specified in this agreement, the assigner shall be entitled to request Party B to pay for liquidated damages pro rata and continue to fulfill this agreement.

4. If the floor space index floor area ratio of the project land turns out to be below the minimum specified in this agreement, the assigner shall be entitled to demand Party B to pay for liquidated damages pro rata and continue to fulfill this agreement.

5. If the greening rate or building density exceeds the standards specified in this agreement, Party B shall be payable to the assigner for liquidated damages of 1‰ of the assignment fee.

6. Any transfer, lease or mortgage contract for the right to use state-owned construction land shall be in compliance with PROC laws and regulations, and the terms and conditions set forth in the Contract for the Assignment of the Right to Use State-owned Construction Land, this Agreement, and the Small and Micro Businesses Land Use Commitment of Agreement Fulfillment.

Section V This agreement shall be signed at the same time of and take equivalent legal effect with the Contract for the Assignment of the Right to Use State-owned Construction Land, and Party B's failure in signing this agreement accordingly shall be perceived as a waiver of the right to accept the assignment of the land. This agreement may be complemented by any other terms and conditions agreed by both parties.

Section VI In case this agreement turns out to be unfulfillable due to force majeure, both Parties shall come to a settlement through negotiation.

Section VII This agreement shall be executed in quadruplicate, Party A and Party B shall keep two copies each.

Party A: Management Committee of Ningbo Wangchun Industrial Park	Party B: GLOBAL Technology Inc.

(Seal)	(Seal)

Legal Representative (Authorized Agent)	Legal Representative (Authorized Agent)

(Signature):	(Signature):

Date:29th December, 2017